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                                                                   EXHIBIT 10.06

                              CONSULTING AGREEMENT


   This Consulting Agreement ("Agreement") is entered into as of the 1st day of November, 1994 by Roper Industries, Inc. ("Roper") and E. Douglas Kenna and Jean
C. Kenna (individually "Consultant", and collectively "Consultants").

                                   RECITALS
                                   --------

   A. Roper designs, manufactures and distributes highly engineered fluid handling and industrial controls products worldwide in a wide range of industrial markets. Its corporate headquarters are located in Bogart, Georgia.

   B. E. D. Kenna is a former Chairman of Roper's Board of Directors and has been affiliated with Roper businesses for many years, during all of which time Jean C. Kenna has been his spouse, and both of E. D. and Jean C. Kenna have established investor, lender, and business contacts and relationships which have benefited Roper for many years.

   C. Roper desires to retain Consultants as consultants, and not as employees, and Consultants desires to be in the service of Roper, and to refrain from competing with Roper or otherwise using Roper's trade secrets, proprietary and confidential information, except in the furtherance of their consulting service with Roper.

   NOW THEREFORE, in consideration for the covenants and promises set forth below, Roper and Consultants agree upon the following terms and conditions:

                          CONSULTANT SERVICES AND FEE
                          ---------------------------

     1.   Consultant Services.  Roper retains Consultants and Consultants agree
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to provide services to Roper, at Roper's sole discretion and otherwise upon the terms and conditions set forth in this Agreement.

     2.   Consultant Term.  Retention of Consultants shall commence on November
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1, 1994.

     3.   Consultant Fee.  As the fee for the performance of services to Roper,
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Consultants shall be paid jointly a retainer of $4,166.67 per month (the
"Consultant Fee"). Roper shall also reimburse Consultants for their reasonable expenses of travel, out of town lodging and meals and other related expenses of providing consulting services to Roper.

     4.   Duties and Term.  Consultants agree to serve Roper faithfully,
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diligently and to the best of their ability and shall be responsible for the development and support of projects assigned to either of them by Roper. At all times Consultants will be subject to the policies, procedures, directions and restrictions as the Chairman of the Board of Roper may reasonably adopt from time to time. The Consultants' contributions to Roper will include advice in such areas as general corporate planning and strategies, corporate finance and marketing, business development, executive compensation and providing introductions and liaison to and with investors, lenders and business leaders and contacts known to Consultants that might be beneficial to Roper.
Consultants agree to serve, and the Consultant Fee will be paid, until the
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earlier to occur of October 31, 2004 or the death of the last surviving
Consultant, at which time all Consultant Fee payments will cease. Upon the death of either one of the Consultants prior to October 31, 2004, the Consulting Fee will continue to be paid to the other Consultant.

                  COVENANT NOT TO COMPETE AND CONFIDENTIALITY
                  -------------------------------------------

     5.   Covenant Not To Compete.  From the date of this Agreement to the date
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services of the Consultants to Roper are terminated for any reason, neither
Consultant will, directly or indirectly, engage in, assist, disclose any information (except where expressly authorized in the performance of his or duties as a consultant made under confidentiality nondisclosure agreements with third parties), solicit the customers of Roper or have any ownership interest in, any person, firm, corporation, partnership, association, agency or business (whether as principal, agent, holder of any equity security, except either Consultant may be the holder of less than I% of the equity securities of public companies whose equity securities are traded on nationally recognized securities markets, or other instruments convertible into an equity security) or as an employee, consultant or otherwise engage in marketing, leasing or otherwise distributing products of the type designed, purchased for resale or distribution or manufactured, sold, distributed or leased by or engage in any other activity of a nature which is competitive with that of the business of Roper.

     6.   Confidentiality. Consultants acknowledge and agree that all
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information, documents and records, practices and procedures utilized by Roper in the conduct of its business, of or to which Consultants have or may gain knowledge, are confidential and constitute valuable trade secrets of Roper, and that any disclosure or unauthorized use of Confidential Information would cause irreparable harm and loss to Roper. Consultants shall not disclose or use any Confidential Information outside the intended purposes of this Agreement and shall hold all Confidential Information as strictly confidential.

                             INDEPENDENT CONTRACTOR
                             ----------------------

     7.   Independent Contractor.  Consultants are independent contractors and
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are not and shall make no claim that they are employees, agents, servants or representatives of Roper. Consultants shall have no authority to transact business, enter into agreements or otherwise make commitments on behalf of Roper unless expressly authorized to do so in writing by Roper.

                            MISCELLANEOUS PROVISIONS
                            ------------------------

     8.   Equitable Remedies.  In the event of a Consultant's breach or
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violation of his or her obligations set out in paragraph 5 and/or 6 hereof, such
Consultant agrees hereby that Roper would not have an adequate remedy at law and that Roper shall be entitled, without posting a bond, to an injunction restraining any breach and to other appropriate equitable relief. Each Consultant hereby waives the right to use as a defense to any equitable action against the allegation that Roper has an adequate remedy of law. The equitable remedy provided Roper shall be in addition to any other remedies it may have and nothing in this provision shall be construed as prohibiting Roper from pursuing any other remedy available to it, including without limitation withholding of payments otherwise due the Consultant and the refund of past payments made to Consultant.

     9.   Consultant's Non-Assignment.  Consultants may not alienate,
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hypothecate, pledge, encumber, assign or otherwise transfer any rights under this Agreement.
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     10.  Severability.  If any provision of this Agreement shall be determined
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to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, if any provisions and to alter the balance of this Agreement in order to render the provision valid and enforceable.

     11.  Choice of Law.  This Agreement shall be construed and interpreted in
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accordance with the laws of the State of Georgia.  Each party consents to service of process at their respective addresses listed in this Agreement and to jurisdiction and venue in the federal district court or state courts of Clarke County, Georgia.

     12.  Notice.  All notices, requests, demands and other communications
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shall be in writing and shall be deemed to have been duly given upon the date of service if served personally upon the party for whom intended, or if mailed postage pre-paid by registered or certified first class mail, return receipt requested, or by express or telephone facsimile, to such party at its address shown below, or as otherwise designated by such party or addressee in writing, it shall be deemed to have been given when mailed.

If to Roper:        Roper Industries, Inc.
                    160 Ben Burton Road
                    Bogart, Georgia 30622
                    706-369-7170 phone
                    706-353-6496 fax
                    Attn: Derrick N. Key
                    President and Chief Executive Officer

If to Consultants:  E. Douglas Kenna
                    Jean C. Kenna
                    11070 Turtle Beach Road
                    Apartment B- 1 04
                    N. Palm Beach, FL 33408
                    407-624-0264 phone
                    407-624-2243 fax

/S/ Derrick N. Key                               /S/ E. Douglas Kenna
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Roper Industries, Inc.                           E. Douglas Kenna
By: Derrick N. Key
Chief Executive Officer                          /S/ Jean C. Kenna
                                                 ----------------------------
                                                 Jean C. Kenna